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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                       OCTOBER 30, 2001 (OCTOBER 25, 2001)


                           JUPITER MEDIA METRIX, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

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
              000-25943                                  11-3374729
      (COMMISSION FILE NUMBER)              (I.R.S. EMPLOYER IDENTIFICATION NO.)

      21 ASTOR PLACE, 6TH FLOOR,                           10003
          NEW YORK, NEW YORK                             (ZIP CODE)
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
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                                 (212) 780-6060
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                      N.A.
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)
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ITEM 5.  OTHER EVENTS.

            Jupiter Media Metrix, Inc. (the "Company") issued a press release on October 25, 2001 announcing that it had entered into an Agreement and Plan of Merger, dated as of October 25, 2001 (the "Merger Agreement"), by and among NetRatings, Inc. ("NetRatings"), Sonoma Acquisition Corp., LLC ("Merger Sub") and the Company. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. The transaction has been approved by the Boards of Directors of both NetRatings and the Company. Pursuant to the Merger Agreement, the Company's stockholders may elect to receive 0.1490 NetRatings shares or $1.95 in cash in exchange for each share of the Company they own. The transaction will be taxable to the Company's stockholders. The Merger Agreement provides that no more than 50 percent nor less than 30 percent of the aggregate transaction consideration will be paid in cash. The Company's directors and certain key members of management, who hold a total of approximately 22 percent of the Company's stock, have agreed to exchange no less than 70 percent of their holdings for stock with the remaining portion to be received in cash. They have also agreed to vote their shares in favor of the transaction.

            In connection with the Merger Agreement, the Company and NetRatings have entered into a Loan and Security Agreement, dated as of October 25, 2001 (the "Loan Agreement"), attached hereto as Exhibit 99.2, whereby NetRatings has agreed to lend the Company up to $25 million, subject to specified conditions, under a secured credit facility that will replace the standby letter of credit arrangement between the Company and Tod Johnson, the Company's chairman. The termination of the standby letter of credit arrangement is evidenced in the Agreement, dated as of October 25, 2001, between the Company and Mr. Johnson and attached hereto as Exhibit 99.3. Any drawdowns by the Company under the Loan Agreement will result in a corresponding reduction in the per share purchase price payable in the merger. The per share purchase price is also subject to possible reduction to reflect certain expenditures by the Company in excess of $5 million to terminate various international joint ventures.

            Concurrently with the execution of the Merger Agreement, certain stockholders of the Company holding in the aggregate approximately 22 percent of the outstanding common stock of the Company entered into a Stockholders Agreement, dated October 25, 2001, with NetRatings and Merger Sub, to vote in favor of the Merger.

            In connection with the execution of the Merger Agreement, the Company amended its stockholders' rights plan to provide, among other things, that no person or entity would be considered to be an "acquiring person" thereunder by reason of any transaction contemplated by the Merger Agreement. The Company's Amendment No. 1 to Preferred Stock Rights Agreement, dated October 25, 2001, is attached hereto as Exhibit 99.4.

            The closing of the Merger is subject to approval of the Company's stockholders, Hart-Scott-Rodino clearance and other conditions specified in the Merger Agreement.

            For information regarding the terms and conditions of the Merger, including the consideration to be paid to the Company's stockholders, reference is made to the Merger
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Agreement, filed as Exhibit 2.1 hereto and the press release, which is filed as
Exhibit 99.1 and incorporated herein by reference to the Company's Rule 425 filing, dated October 25, 2001.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

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Exhibit No.
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
2.1 Agreement and Plan of Merger, dated as of October 25, 2001, among NetRatings, Inc., Sonoma Acquisition Corp., LLC, and Jupiter Media Metrix, Inc.

99.1 Joint Press Release, dated October 25, 2001 (incorporated by reference to the Company's Rule 425 filing, dated October 25,
                  2001).

99.2 Loan and Security Agreement, dated as of October 25, 2001, by and between NetRatings, Inc., Jupiter Media Metrix, Inc., AdRelevance, Inc., IRG Acquisition Corp., Jupiter Communications, Inc., MMXI Holdings, Inc. and Net Market Makers.

99.3 Agreement, dated as of October 25, 2001, by and between Jupiter Media Metrix, Inc. and Tod Johnson.

99.4 Amendment No. 1 to Preferred Stock Rights Agreement, dated as of October 25, 2001, by and between Jupiter Media Metrix, Inc. and American Stock Transfer & Trust Company.
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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             JUPITER MEDIA METRIX, INC.
                                             (Registrant)


                                             By:       /s/ Robert Becker
                                             Name:     Robert Becker
                                             Title:    Chief Executive Officer

Dated: October 30, 2001
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
EXHIBIT NO.       EXHIBIT INDEX
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
2.1               Agreement and Plan of Merger, dated as of October 25, 2001, among NetRatings, Inc., Sonoma Acquisition Corp., LLC, and
                  Jupiter Media Metrix, Inc.

99.1 Joint Press Release, dated October 25, 2001 (incorporated by reference to the Company's Rule 425 filing, dated October 25,
                  2001).

99.2 Loan and Security Agreement, dated as of October 25, 2001, by and between NetRatings, Inc., Jupiter Media Metrix, Inc., AdRelevance, Inc., IRG Acquisition Corp., Jupiter Communications, Inc., MMXI Holdings, Inc. and Net Market Makers.

99.3 Agreement, dated as of October 25, 2001, by and between Jupiter Media Metrix, Inc. and Tod Johnson.

99.4 Amendment No. 1 to Preferred Stock Rights Agreement, dated as of October 25, 2001, by and between Jupiter Media Metrix, Inc. and American Stock Transfer & Trust Company.
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